Exhibit 99.1

Ryerson Announces Sale-Leaseback Transaction and Partial Senior Secured Notes Redemption

(Chicago – June 10, 2021) – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, announced today that it has closed a purchase and sale agreement pursuant to which Ryerson sold properties located in Delaware, Florida, Kentucky, Minnesota, Missouri, Oklahoma, Pennsylvania, Tennessee, Texas and Virginia. The sale price for the eleven properties totaled approximately $107 million. In connection with the purchase agreement, the Company entered into lease agreements for each property.

The Company will utilize proceeds from this sale-leaseback transaction to redeem $100 million of its outstanding 8.50% Senior Secured Notes due 2028 as allowed under the Company’s optional redemption features secured in the July 2020 bond issuance at a redemption price in cash of 104.0% of the principal amount of the Notes, plus accrued interest.  The Company expects to notice bondholders of the redemption immediately after transaction closing with the note redemption scheduled to occur on July 9, 2021.

Eddie Lehner, Ryerson’s President and Chief Executive Officer said, “We are pleased to announce the completion of this sale lease-back transaction and the exercising of our special redemption right to redeem $100 million of our outstanding Senior Secured Notes. This transaction highlights and evidences Ryerson’s continuing efforts to strengthen its balance sheet while beneficiating its assets to their highest and best use.  Additionally, the redemption marks the second exercise of the Company’s optional Senior Secured Notes repurchase features within the past twelve months as permitted under the Company’s bond indenture. These actions further evidence Ryerson’s stated plans to accelerate deleveraging of the balance sheet while catalyzing and effecting recognition and realization of an enterprise value shift from debt to equity.”

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 3,900 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2020, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Media and Investor Contact:

Justine Carlson

Investor Relations

312.292.5130

investorinfo@ryerson.com